Exhibit 99.1

For Immediate Release:

Contact:

Rubicon Technology, Inc.

Timothy E. Brog

Chief Executive Officer

(847) 295-7000

RUBICON TECHNOLOGY ANNOUNCES REVERSE STOCK SPLIT

Bensenville, Illinois – May 4, 2017 – Rubicon Technology, Inc. (Nasdaq: RBCN) announced today that it filed an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of Rubicon’s outstanding common stock (“Common Stock”). As a result of the reverse stock split, every ten pre-split shares of Common Stock held by stockholders will automatically be converted into one share of Common Stock. The reverse stock split will be effective for trading purposes as of the commencement of trading on Friday, May 5, 2017. The number of shares of the Company’s authorized Common Stock was also reduced from 40,000,000 shares to 8,200,000 shares. The amendments were recommended by Rubicon’s Board of Directors and approved by the Company’s stockholders at the annual meeting of stockholders held on May 3, 2017.

Immediately following the reverse stock split, Rubicon’s Common Stock will continue to trade on The NASDAQ Capital Market under the symbol “RBCN” and under a new CUSIP number 78112T206. Rubicon’s transfer agent, American Stock Transfer LLC, which is also acting as the exchange agent for the reverse stock split, will provide instructions to stockholders regarding the process for exchanging stock certificates. Stockholders will receive cash in lieu of any fractional shares resulting from the reverse stock split in a proportionate amount equal to approximately $.78 per pre-split share. The price per share is based on the average closing price of the Common Stock for the 30 trading days immediately preceding the effective date of the reverse stock split.

The reverse stock split is intended to increase the per share trading price of Rubicon’s Common Stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market. As previously disclosed, on April 19, 2017, Rubicon received a staff determination letter from the Listing Qualifications Department of NASDAQ informing Rubicon that it failed to regain compliance with this minimum bid price requirement. On April 26, 2017, the Company requested a hearing before a NASDAQ listing qualifications panel regarding its listing, which is expected to be scheduled by NASDAQ within 45 calendar days from the date of the request.

Based on the Company’s discussions with the NASDAQ staff, Rubicon’s Board of Directors currently believes that effecting the reverse stock split and demonstrating compliance with the minimum bid price requirement during the appeal process would assist the Company in maintaining its listing on NASDAQ. However, Rubicon can provide no assurance that its appeal will be successful even if it regains compliance with the minimum bid price requirement during the appeal process, or that as a result of the hearing, the hearing panel will grant the Company’s request for continued listing.

Additional information about Rubicon’s NASDAQ listing, the reverse stock split, the reduction in authorized shares and the annual meeting is included in Rubicon’s definitive proxy statement filed on April 11, 2017 and its Current Reports on Form 8-K filed on April 24, 2017 and May 4, 2017.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced materials provider specializing in monocrystalline sapphire products for optical systems and specialty electronic devices. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication, enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Rubicon is also exploring various alternatives to enhance stockholder value, including potentially through acquiring an existing business, establishing a new venture, or other investment opportunities in order to utilize Rubicon’s substantial net operating losses.

Forward-Looking Statements

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially therefrom.  These statements may contain words such as “desires,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “seeks,” “explores” or similar expressions.  These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the effect of the reverse stock split on the trading price of the Company’s Common Stock, the continued listing of the Company’s Common Stock on The NASDAQ Capital Market, the pursuit or completion of any acquisition, sale, venture transaction or investment opportunity, or the Company’s ability to maximize the value of its sapphire business, real estate or excess assets, utilize its net operating losses or to enhance stockholder value. Additional information regarding factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2016 Annual Report on Form 10-K filed with the SEC on March 16, 2017.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.